Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108309



                        Dobson Communications Corporation

                      Series F Convertible Preferred Stock
                                       and
                              Class A Common Stock


     This prospectus supplement relates to the resale by the holders of Series F Convertible Preferred Stock.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 17, 2003.

     The information in the table appearing under the heading "Selling Shareholder" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus. Shareholders listed below may have acquired shares in private transactions from shareholders previously listed in the prospectus.

                                                                          Series F Preferred
                                                                          ------------------
                                                                       Shares Beneficially Owned
                                                                            Before Offering
                                                                            ---------------
                                                                          Series F Preferred
                                                                          ------------------
                                                                                        Percent
                       Selling Shareholder                              Number         of Class
                       -------------------                              ------         --------
Tribeca Investments, Ltd.                                               31,955          4.66%
Whitebox Convertible Arbitrage Partners, LP                             50,000          7.29%
AIG-AIG DKR Soundshores Oasis (Offshore)                                 3,000            *
AIG-AIG DKR SS Strategic (Offshore)                                      1,000            *
W.R. Huff Asset Management Co. L.L.C.                                    6,295            *
Satellite Convertible Arbitrage Master Fund L.L.C.                      18,254          2.66%
SBA Florida                                                              2,200            *
PIMCO GIS plc High Yield Bond Fund                                       1,510            *
The AAL High Yield Bond Fund                                             1,200            *
AAL High Yield Bond Portfolio                                              550            *
Northrop Grumman Corporate Master Trust                                  1,250            *
AGF World Fund-High Yield Fund                                             175            *
PIMCO-IBM Personal Pension Plan Trust                                      750            *
Legacy Aggressive High Yield Fund                                          150            *
Northrop Grumman Pension Master Trust                                    1,660            *
Putnam World Trust II - Putnam High Yield Bond Fund                        110            *
HFR DS Performance Master Trust                                         12,808          1.87%
Axis HBU Limited                                                         9,590          1.40%
Wako Monthly Income Fund                                                 3,975            *
Select Diversified Income High Yield Fund                                  210            *
MSUF High Yield Portfolio                                                  478            *
Total Fina Elf Finance High Yield Fund                                     350            *
Advisors High Yield Fund                                                 6,080            *
Advisors Variable High Yield Fund                                          690            *
NyKredit Investment Institutional Fund                                   1,385            *
Sanyo - Morgan Stanley High Yield Income Fund                               80            *
SICAV High Yield Bond Fund                                                 435            *
SICAV U.S. High Yield Bond Fund                                            976            *
Ace High Income Fund                                                       240            *
Morgan Stanley High Yield Fund                                             888            *
Gartmore High Yield                                                        525            *
Diversified Income High Yield Fund                                       1,175            *
Putnam Asset Allocation Funds - Conservative Portfolio                     400            *
Putnam Asset Allocation Funds - Growth Portfolio                           600            *
Credit Suisse First Boston LLC                                          42,600          6.21%
American High Income Trust(1)                                           57,760          8.42%
The Income Fund of America(1)                                           33,625          4.90%
The Bond Fund of America(1)                                             15,400          2.24%
Capital World Growth and Income Fund(1)                                 10,000          1.45%
American Funds Insurance Series, High-Income Bond Fund(1)                  850            *
Pareto Partners                                                          1,000            *

------------------------------------

*    Less than 1%.

(1)  Capital  Research and  Management  Company acts as investment  advisor,  registered under
     Section 203 of the  Investment  Advisors Act, to each of the record holders of the shares of common stock:  (i) American High Income Trust,  which owns 5,754,785 shares of Class A
     Common Stock and 57,760 shares of Series F Convertible  Preferred Stock;  (ii) The Income
     Fund of America, which owns 3,480,483 shares of Class A Common Stock and 33,625 shares of
     Series F  Convertible  Preferred  Stock;  (iii)  The Bond  Fund of  America,  which  owns
     2,432,959  shares of Class A Common  Stock  and  15,400  shares  of Series F  Convertible
     Preferred  Stock;  (iv) Capital World Growth and Income Fund, which owns 1,287,280 shares of Class A Common Stock and 10,000 shares of Series F Convertible  Preferred  Stock;  and
     (v) American Funds Insurance Series,  High-Income Bond Fund, which owns 408,711 shares of
     Class A Common  Stock and 850 shares of Series F  Convertible  Preferred  Stock.  Capital
     Research and Management  Company and the respective  record holders may be deemed to have shared beneficial  ownership of these shares. Each of the record holders is a mutual fund registered under the Investment Company Act of 1940.

                     --------------------------------------

               The date of this prospectus supplement is October 15, 2003.